Exhibit 10.5

Execution Version

AMENDED AND RESTATED SYNTHETIC NATURAL GAS

PURCHASE AND SALE AGREEMENT

between

The Procter & Gamble Paper Products Company

as Purchaser,

and

Lima Energy Company,

as Seller

dated as of

August 13, 2007

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TABLE OF CONTENTS

(continued)

Exhibit A	Pricing
Exhibit B	Term
Exhibit C	Volume
Exhibit D	Purchaser’s Facilities
Exhibit E	Lima Delivery Point
Exhibit F	Wabash Delivery Point

-ii-

AMENDED AND RESTATED SYNTHETIC NATURAL GAS PURCHASE AND

SALE AGREEMENT

This AMENDED AND RESTATED SYNTHETIC NATURAL GAS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of August 13, 2007, is entered into between Lima Energy Company, an Ohio corporation (“Seller”), and The Procter & Gamble Paper Products Company, an Ohio corporation (“Purchaser”) (each, a “Party” and collectively, the “Parties”).

RECITALS

A. Seller proposes to develop, finance, construct, own, operate and maintain the Facility (as defined in Section 1.1) for the production of synthetic natural gas, to be located in Lima, Ohio.

B. Seller wishes to sell and deliver to Purchaser, and Purchaser wishes to purchase and receive from Seller, certain quantities of Gas, upon and subject to the terms and conditions of this Agreement.

C. Seller and Purchaser entered into a Synthetic Natural Gas Purchase and Sale Agreement dated as of February 5, 2007 (the “Original Agreement”).

D. Seller and Purchaser now desire to amend and restate the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Defined Terms. Unless otherwise defined herein or in any exhibit, schedule or appendix hereto, the following terms, when used herein or in any exhibit, schedule or appendix hereto, shall have the meanings set forth below.

“Additional Quantity” means, in respect of any Day during the Delivery Term, the amount of Gas available from the Facility in excess of the Baseload Quantity and any Make-Up Gas on such Day, depending upon variations in the actual performance of the Facility.

“Additional Gas” means any Gas nominated for delivery by Purchaser from the Additional Quantity in accordance with Section 6.4.

“Agreement” means this Synthetic Natural Gas Purchase and Sale Agreement and the Appendices hereto, which are hereby incorporated herein by reference.

“Annual Baseload Quantity” shall have the meaning ascribed in Exhibit C.

“Appendix” means an appendix attached to this Agreement.

“Baseload Quantity” shall have the meaning ascribed in Exhibit C.

“Baseload Gas” means any Gas nominated for delivery to Purchaser from the Baseload Quantity in accordance with Section 6.2 or Section 6.3.

“Billing Period” means each Month used for billing purposes as provided in Article IX.

“British Thermal Unit” or “Btu” means the amount of energy required to raise the temperature of one (1) pound of pure water one degree Fahrenheit (1º F) from fifty-nine degrees Fahrenheit (59º F) to sixty degrees Fahrenheit (60º F) at a pressure base specified by the Transporter.

“Business Day” means any Day except Saturday, Sunday or a Day on which the Federal Reserve Bank in Cleveland, Ohio, is required or authorized to be closed by Law.

“Change-in-Law” means, after the Effective Date, the adoption, imposition, promulgation or modification by a Government Agency of any Law or Governmental Approval, or the issuance of an order, judgment, award or decree of a Government Agency having the effect of the foregoing.

“Change-in-Law Taxes” means any Taxes of the United States or the State of Ohio arising from a Change-in-Law and imposed on or measured by the volume or amount of consumption of coal, the production of Gas or gross revenue, gross receipts or comparable measure thereof, and whether characterized as ad valorem, sales, gross receipts, Btu, natural gas production, or other similar Tax. A Change-in-Law Tax must result in either a net increase or a net decrease in the affected Tax due by the appropriate Party and shall not include changes in Federal or state Tax Laws that have the effect of substituting a new Tax for an existing Tax (e.g., eliminate property taxes in favor of tax on natural gas). Change-in-Law Taxes shall not include any Taxes imposed by a local or municipal political subdivision of the State of Ohio or any Taxes upon or measured by the income or net income of either Party.

“Claims” means any claims, judgments, losses, liabilities, costs, expenses (including reasonable attorneys’ fees) and damages of any nature whatsoever (except workers’ compensation claims).

“Commencement of Construction” means the date on which Seller has issued to its general construction contractor an unconditional full notice to proceed for the construction of the Facility in accordance with the terms of the Construction Contract.

“Commercial Operation Date” means the date on which the “Commercial Operation Date” as defined in the Construction Contract shall have been achieved and Seller shall have executed and delivered to Purchaser a certificate certifying the same and that construction and initial startup testing of the Facility have been completed in accordance with the Construction Contract with the result that the Facility is capable of producing and delivering Gas in accordance with the terms of this Agreement.

“Commercial Operation Delay Notice” has the meaning assigned to such term in Section 3.2(a).

“Commercial Operation Delay Period” means the period between the Delivery Start Date and the Commercial Operation Date.

“Commercially Reasonable” or “Commercially Reasonable Efforts” means, with respect to any action permitted or required to be made, attempted or taken by a Party under this Agreement, such efforts as a reasonably prudent business would undertake to effect such action under the conditions affecting such action, including, without limitation, the amount of notice of the need to take such action, the duration and type of the action, the competitive environment in which such action occurs, and other material considerations.

“Construction Contract” means that certain Construction Contract dated as of April 18, 2006 by and between Seller and Gasification Engineering Corporation providing for the construction of the Facility.

“Contest” means, with respect to any Party, a contest by such Party in good faith and by appropriate legal, administrative or other proceedings diligently conducted of (a) any Governmental Approval, act or omission by Government Agencies or any related matter or (b) the amount or validity of any claim so long as: (i) appropriate notations are included in accordance with GAAP in the contesting Party’s financial statements regarding possible liabilities associated with the subject matter or outcome of such Contest, (ii) the contesting Party could not reasonably be expected to be prevented from performing its material obligations under this Agreement pending the outcome of such contest, and (iii) during the period of such contest the enforcement of any material claim against the contesting Party is effectively stayed or reasonably protected by adequate financial reserves.

“Contract Price” means, (i) with respect to the Baseload Quantity and Make Up Gas, the Fixed Price or, if Purchaser shall have elected the Floating Price in accordance with Section 4.3(b), the Floating Price, and (ii) with respect to the Additional Gas, such price as the Parties shall have mutually agreed upon pursuant to Section 6.4.

“Contract Value” has the meaning assigned to such term in Section 14.3.

“Contract Year” means, initially, the period commencing on the Delivery Start Date and ending on the first anniversary of the Delivery Start Date, and, subsequently, each one-year period thereafter from each anniversary of the Delivery Start Date to the next anniversary of the Delivery Start Date.

“Daily Availability Schedule” has the meaning assigned to such term in Section 6.3.

“Day” or “Calendar Day” means the 24-hour period beginning and ending at 12:00 midnight (Eastern Prevailing Time). The terms Day and Calendar Day may be used interchangeably and shall have the same meaning.

“Default Rate” has the meaning assigned to such term in Section 9.7.

“Delivery Point” means the Lima Delivery Point or, subject to Purchaser’s prior written approval not less than five (5) Days in advance of the date of delivery of any Gas thereto, the Wabash Delivery Point or any other delivery point as may be mutually agreed upon by Purchaser and Seller.

“Delivery Start Date” has the meaning assigned to such term in Section 3.1(a).

“Delivery Term” means the period from and including the Delivery Start Date through the end of the Term.

“Dollars” or “$” means the lawful currency of the United States of America.

“Eastern Prevailing Time” means Eastern Daylight Saving Time when such time is applicable in Cincinnati, Ohio and otherwise means Eastern Standard Time.

“Early Termination Date” has the meaning assigned to such term in Section 14.2.

“Effective Date” means the date of execution and delivery of this Agreement by Seller and Purchaser.

“Event of Default” has the meaning assigned to such term in Section 14.1.

“Facility” means the gasification and SNG production facility capable of converting certain types of solid feedstock into Gas, having a Gas output capability of approximately 75,000 MMBtu per Day, and to be located on the Facility Site, including the Interconnection Facilities, and any additions thereto or replacements thereof.

“Facility Site” means the approximately 63 acre parcel of land upon which the Facility will be located, at the Liberty Commons Industrial Park, in Lima, Ohio.

“FERC” means the Federal Energy Regulatory Commission, and any successor agency in regulatory function.

“Financial Closing Date” means the date on which all of the following shall have occurred (whether the same occurred on or before such date): (a) the Financing Documents that provide for the financing of the estimated cost to complete construction of the Facility shall have been fully executed and delivered, (b) all conditions precedent to the initial borrowings under the Financing Documents referred to in the preceding clause (a) shall have been satisfied and (c) amounts shall have been made available for such initial borrowing from the Financing Parties for the construction of the Facility.

“Financing Documents” means any document relating to the financing or refinancing of the acquisition, construction, ownership, operation, maintenance or leasing of the Facility.

“Financing Parties” means institutions (including any trustee or agent on behalf of such institutions) providing financing or refinancing to Seller for the acquisition, construction, ownership, operation, maintenance or leasing of the Facility.

“Firm” means that either Party may interrupt its performance without liability only to the extent that such performance is excused by the other Party’s nonperformance or prevented by Force Majeure; provided, however, that during any Force Majeure interruption, the Party invoking the Force Majeure shall be responsible for, in accordance with Section 7.2(b), any Imbalance Charges related to its interruption after the nomination is made to any Transporter and until the change in deliveries and/or receipts is confirmed by such Transporter.

“Fixed Price” shall have the meaning ascribed in Exhibit A.

“Floating Price” shall have the meaning ascribed in Exhibit A

“Force Majeure” means, with respect to the Facility, an event, condition or circumstance described in Section 13.1.

“Gas” or “Synthetic Natural Gas” or “SNG” means any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane and constituting natural gas or synthetic natural gas.

“Gas Payment” means, for each Billing Period, the payment to be made by Purchaser to Seller, in accordance with Section 9.1.

“Government Agency” means any federal, state, local, territorial or municipal government and any department, commission, board, bureau, agency, instrumentality, court, judicial or administrative body thereof having competent jurisdiction over the subject or Party at issue.

“Governmental Approval” means any authorization, consent, approval, license, ruling, permit, exemption, variance, order, judgment, decree, guidance, policy,

declaration of or regulation by any Government Agency relating to the acquisition, development, ownership, occupation, construction, start-up, testing, operation or maintenance of the Facility or to the execution, delivery or performance of this Agreement.

“Imbalance Charges” means any fees, penalties, costs or charges (in cash or in kind) assessed by a Transporter for failure to satisfy a Transporter’s balance and/or nomination requirements.

“Incremental Transportation Costs” means any actual Transportation Costs incurred by Purchaser with respect to any Replacement Gas procured by Purchaser or delivered by Seller that exceed the Transportation Costs that would have been (but were not) incurred by Purchaser with respect to the same quantity of Gas if Seller had delivered such quantity of Gas to Purchaser at the Lima Delivery Point.

“Interconnection Facilities” means the interconnection facilities of Seller that connect the Facility at the Lima Delivery Point with the facilities of the Transporter receiving Gas at the Lima Delivery Point.

“Interruptible” means that either Party may interrupt its performance at any time for any reason, whether or not caused by Force Majeure, with no liability, except such interrupting Party shall be responsible for any Imbalance Charges as related to its interruption after any nomination is made to any Transporter and until the change in deliveries and/or receipts is confirmed by such Transporter.

“Law” means any statute, law, rule or regulation enacted or promulgated by a Government Agency, whether in effect now or at any time in the future or any judicial or administrative interpretation thereof.

“Lien” means, with respect to any Gas or other asset or property of any Person, any mortgage, deed of trust, lien, pledge, charge, lease, easement, servitude, right of others or security interest or encumbrance of any kind in respect of such Gas, other asset or property of such Person.

“Lima Delivery Point” means the physical point at which the Facility is interconnected with the facilities of Columbia Gas Transmission Corp. lateral D-666, in Allen County, Ohio, as shown on Exhibit E, to be attached hereto pursuant and subject to Section 17.7 after the Effective Date.

“Limitation of Liability” has the meaning assigned to such term in Section 15.3.

“Make-Up Gas” means the amount of Gas, if any, by which the quantity of Baseload Gas delivered to and accepted by Purchaser during a Contract Year for such Contract Year (excluding any Make-Up Gas delivered during such Contract Year) falls short of the Annual Baseload Quantity.

“Market Value” has the meaning assigned to such term in Section 14.3.

“Maximum Daily Quantity” shall have the meaning ascribed in Exhibit C.

“Milestone” has the meaning assigned to such term in Section 3.1(d).

“Milestone Date” has the meaning assigned to such term in Section 3.1(d).

“MMBtu” means one million (1,000,000) British Thermal Units.

“Month” means a calendar month.

“Monthly Availability Plan” has the meaning assigned to such term in Section 6.2(a).

“Net Settlement Amount” has the meaning assigned to such term in Section 14.4.

“Non-Conforming Gas” has the meaning assigned to such term in Section 4.2(b).

“NYMEX” means the New York Mercantile Exchange (including its successors).

“Party” or “Parties” means Seller or Purchaser, or both, as the context may require.

“Payment Date” has the meaning assigned to such term in Section 9.2(b).

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or Government Agency.

“Purchaser” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Purchaser’s Facilities” shall have the meaning ascribed in Exhibit D.

“Prudent Industry Practices” means any of the practices, methods, standards and acts (including, but not limited to, the practices, methods and acts engaged in or approved by a significant portion of the natural gas industry in the United States) that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, could have been expected to accomplish the desired result consistent with good business practices, reliability, economy, safety and expedition, and which practices, methods, standards and acts conform in all material respects to operation and maintenance standards recommended by the Facility’s equipment suppliers and manufacturers, the Facility’s design limits and applicable Governmental Approvals and Law.

“Replacement Gas” means Gas that is (a) procured and delivered by Seller in accordance with Section 3.2, (b) procured by Purchaser in accordance with Section 3.2, or (c) procured by Purchaser to replace Gas that Seller fails to deliver pursuant to Seller’s Firm delivery obligations under this Agreement.

“Replacement Gas Costs” means (a) in the event of a failure on the part of Seller to deliver Scheduled Gas, an amount equal to the sum of (i) the product of (A) the difference between the amount of Scheduled Gas and the actual quantity of Gas delivered by Seller and received by Purchaser for such Day(s), and (B) the positive difference, if any, obtained by subtracting the Contract Price applicable to the portion of the Scheduled Gas constituting Baseload Gas and the portion of the Scheduled Gas constituting Additional Gas, as applicable, from the Spot Price, and (ii) the Incremental Transportation Costs; or (b) in the event of a failure on the part of Purchaser to receive any portion of the Scheduled Gas, an amount equal to the product of (X) the difference between the Scheduled Gas and the actual quantity delivered by Seller and received by Purchaser for such Day(s), and (Y) the positive difference, if any, obtained by subtracting the applicable Spot Price from the Contract Price applicable to the portion of the Scheduled Gas constituting Baseload Gas and the portion of the Scheduled Gas constituting Additional Gas.

“Restricted Months” means the Months of December, January and February.

“Scheduled Gas” shall mean the quantity of Baseload Gas, Make-Up Gas or Additional Gas, as the case may be, (i) confirmed by Transporter(s) for movement, transportation or management and (ii) nominated by Purchaser for delivery by Seller to Purchaser during a particular period pursuant to Section 6.2, Section 6.3 or Section 6.4, as applicable.

“Scheduled Maintenance Outage” means a time period during which the Facility is shut down or the production of Gas is reduced or curtailed due to the maintenance of the Facility that is scheduled in accordance with Section 5.2.

“Seller” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Spot Price” means the price published as the Spot Price Index for the relevant Day. If no price is published as the Spot Price Index for such Day, then the Spot Price shall be the average of the following: (i) the price published as the Spot Price Index for the first Day for which such price is published that next precedes the relevant Day; and (ii) the price published as the Spot Price Index for the first Day for which such price is published that next follows the relevant Day.

“Spot Price Index” means, in respect of any Day, the “Midpoint” price set forth in Gas Daily (published by Platts), or any successor publication, in the “Daily Price Survey” under the listing Chicago City Gate for Gas to flow on such Day.

“Taxes” means, with respect to any Person, all taxes, withholdings, assessments, imposts, duties, governmental fees, governmental charges or levies imposed directly or indirectly by any Government Agency on such Person or its income, profits or property as measured by the volume or amount of consumption of fuel, the production of natural gas or the provision of synthetic coal gasification, or gross revenue, gross receipts or comparable measure thereof, and whether characterized as an ad valorem, sales, gross receipts, Btu, carbon, natural gas production or other similar taxes.

“Term” has the meaning assigned to such term in Section 2.1.

“Transportation Costs” means all fuel transportation costs (including losses and Taxes) charged by a Transporter, including, but not limited to, any and all transportation costs applicable to the transportation of Baseload Gas, Make-Up Gas and Additional Gas, which shall include, demand charges, variable charges, penalties, imbalance charges, the cost of fuel, the cost of any credit required by the Transporter and any similar or related costs or charges.

“Transporter” means Columbia Gas Transmission Corp. for all Gas deliveries from the Facility or any other natural gas pipeline company the facilities of which are used for the delivery of Gas or Replacement Gas, as the case may be.

“UCC” shall have the meaning assigned to such term in Section 17.4.

“Unscheduled Maintenance Outage” means a time period, other than a Scheduled Maintenance Outage, during which the Facility is shut down or the production of Gas is reduced or curtailed due to the need to perform maintenance of the Facility that cannot, consistent with Prudent Industry Practices, be deferred to the next Scheduled Maintenance Outage, provided that (i) Seller shall have furnished not less than five (5) Days prior written notice to Purchaser of the commencement of such period, (ii) the duration of any such period shall not exceed all or parts of four (4) consecutive Days per occurrence and (iii) the aggregate duration of all such periods shall not exceed twenty-four (24) Days in any Contract Year.

“Wabash Delivery Point” means the physical point at which Seller’s Wabash SNG facilities are interconnected with the facilities of Midwestern Gas Transmission Company, in Terre Haute, Indiana, as shown on Exhibit F, to be attached hereto pursuant and subject to Section 17.7 after the Effective Date.

Section 1.2 Interpretation. Unless the context otherwise requires:

(a) Words singular or plural in number shall be deemed to include the other and pronouns having masculine or feminine gender shall be deemed to include the other.

(b) Subject to Section 1.2(g), any reference in this Agreement to any Person includes its successors and assigns and, in the case of any Government Agency, any Person succeeding to its functions and capacities.

(c) Any reference in this Agreement to any Article, Section or Appendix means and refers to the Article or Section contained in, or Appendix attached to, this Agreement.

(d) Other grammatical forms of defined words or phrases have corresponding meanings.

(e) A reference to writing includes typewriting, printing, lithography, photography and any other mode of representing or reproducing words, figures or symbols in a lasting and visible form.

(f) A reference to a specific time for the performance of an obligation is a reference to that time in the place where that obligation is to be performed.

(g) A reference to any Person includes that Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement.

(h) A reference to a document or agreement, including this Agreement, includes a reference to that document or agreement as novated, amended, supplemented or restated from time to time.

(i) If any payment, act, matter or thing hereunder would occur on a Day that is not a Business Day, then such payment, act, matter or thing shall, unless otherwise expressly provided for herein, occur on the next succeeding Business Day.

(j) Unless otherwise expressly provided herein, any consent, acceptance, satisfaction, cooperation or approval required of a Party under this Agreement shall not be unreasonably withheld or delayed.

Section 1.3 Technical Meanings. Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings.

ARTICLE II

TERM

Section 2.1 Term. This Agreement shall become effective as of the Effective Date and shall continue in effect for the period specified in Exhibit B (the “Term”).

ARTICLE III

COMMENCEMENT OF OPERATION AND MILESTONES

Section 3.1 Delivery Start Date.

(a) The “Delivery Start Date” shall be the earlier of (a) the Commercial Operation Date, provided that, for purposes of Section 2.1 and this Section 3.1(a), if the Commercial Operation Date occurs before October 1, 2010, the Commercial Operation Date shall be deemed not to have occurred until October 1, 2010, and (b) February 1, 2011.

(b) If the Delivery Start Date will be prior to October 1, 2010, Seller shall provide no less than thirty (30) Days written notice to Purchaser in advance thereof, and in the absence of such notice Purchaser shall have the right, but not the obligation, to commence receipts of Gas hereunder.

(c) During commissioning of the Facility and prior to the Delivery Start Date, Purchaser shall in good faith attempt to schedule and accept delivery of all Gas offered for sale by Seller; however neither Party shall have an obligation to sell or purchase any such Gas. Any such Gas scheduled by Purchaser shall be designated as Additional Gas and shall be delivered on an Interruptible basis.

(d) The following milestones (each, a “Milestone”) and the dates specified for achieving each Milestone (each, a “Milestone Date”) shall be met by Seller for the Facility, subject to extension in accordance with Article XIII:

Milestone	Milestone Date
(i) Financial Closing Date	December 31, 2007
(ii) Commercial Operation Date	February 1, 2011

Section 3.2 Consequences of Delays.

(a) If Seller does not reasonably expect to achieve the Commercial Operation Date Milestone by October 1, 2010 in accordance with Section 3.1, Seller shall provide prompt written notice (a “Commercial Operation Delay Notice”) to Purchaser of such expectation, the expected period of delay and the cause of the delay. Seller’s estimate of the expected period of delay shall be based on the best information available to Seller, and Seller shall promptly notify Purchaser of any expected changes in such period. Notwithstanding any such Commercial Operation Delay Notice or any failure of the Commercial Operation Date to occur on or before February 1, 2011, the Delivery Start Date shall nevertheless be the date specified in Section 3.1(a). With respect to nominations of Gas during the Commercial Operation Delay Period, Purchaser may make nominations for Scheduled Gas in an amount up to the Baseload Quantity on any Day during the Commercial Operation Delay Period, notwithstanding the fact that the quantity of Gas available from the Facility on such Day specified in the applicable Monthly Availability Plan or Daily Availability Schedule may be none, but otherwise in accordance with Article VI. If Purchaser makes such nominations for Scheduled Gas during the Commercial Operation Delay Period, Seller shall compensate Purchaser for all Replacement Gas Costs for the Scheduled Gas, except to the extent Seller delivers Replacement Gas therefor at the Delivery Point.

(b) Notwithstanding any provisions in this Agreement to the contrary, Purchaser may terminate this Agreement if the Commercial Operation Delay Period is longer than three-hundred and sixty five (365) consecutive Days. To exercise the termination right pursuant to this Section 3.2(b), Purchaser shall provide written notice of termination to Seller within ten (10) Days after the earliest possible Early Termination Date. Upon termination pursuant to this Section 3.2(b), neither Party shall have any further liabilities with respect to this Agreement, except with respect to obligations of such Party that became due or accrued prior to such termination and, in the case of Seller, its obligations set forth in Article XV.

ARTICLE IV

SALE AND PURCHASE OBLIGATIONS

Section 4.1 Sale and Purchase of Natural Gas.

(a) Beginning on the Delivery Start Date, and thereafter throughout the Term of this Agreement, except during a Scheduled Maintenance Outage or an Unscheduled Maintenance Outage or to the extent excused under the provisions of Article XIII, Seller agrees to sell and deliver at the Delivery Point, and Purchaser agrees to purchase and receive at the Delivery Point, all Scheduled Gas in accordance with the terms of this Agreement. Sales and purchases of the Baseload Gas and Make-Up Gas will be on a Firm basis and sales and purchases of the Additional Gas will be on an Interruptible basis unless and until the Additional Gas is nominated for delivery as provided in Section 6.4 at which time, the Additional Quantity will become Scheduled Gas deliverable on a Firm basis.

(b) If in respect of any Contract Year there is Make-Up Gas, Seller shall sell and deliver at the Delivery Point, and Purchaser shall purchase and receive at the Delivery Point, such Make-Up Gas during the remainder of the Delivery Term; provided that, (i) on any Day during the Delivery Term, the sum of the quantity of Make-Up Gas and Baseload Gas that Purchaser shall be obligated to purchase and receive on such Day shall not exceed the Baseload Quantity, and (ii) for any such Day, (A) Seller may make available an additional quantity of up to 3,000 MMBtu of Make-Up Gas, such that the sum of the quantity of Baseload Gas and Make-Up Gas made available for such Day is greater than the Baseload Quantity but not greater than the Maximum Daily Quantity, (B) Purchaser shall have the option, exercisable at Purchaser’s sole election, upon notice as provided in Section 6.2 or Section 6.3, as applicable, to purchase and receive on such Day all or any portion of such additional quantity of Make-Up Gas, and (C) to the extent Purchaser elects not to purchase and receive on such Day all of such additional quantity of Make-Up Gas made available by Seller for such Day, the amount of the outstanding quantity of Make-Up Gas shall be reduced by the positive difference between (x) the additional quantity of Make-Up Gas made available by Seller for such Day (not to exceed 3,000 MMBtu) and (y) the portion of such additional quantity of Make-Up Gas (which may be none) that Purchaser elected to purchase and receive on such Day. If at the end of the Delivery Term there is Make-Up Gas, the Delivery Term shall, automatically and without further action, be deemed extended beyond the end of the Term for a period of up to an additional one year for the Annual Baseload Quantity of Make-Up Gas or part thereof, until all such Make-Up Gas shall have been sold and delivered to Purchaser. The respective obligations of the Parties to sell and deliver and purchase and receive Make-Up Gas shall not be affected by any Scheduled Maintenance Outage.

(c) The sole and exclusive remedy of the Parties in the event of a breach of a Firm obligation to deliver or receive Scheduled Gas (but not any Event of Default) shall be recovery of (i) the Replacement Gas Costs owed by the Party that fails to deliver or fails to receive Scheduled Gas as applicable; plus (ii) any related transportation costs incurred as a result of the breach of such Firm obligation whether in the nature of the Incremental Transportation Costs or any other related Transportation Costs; plus (iii) any penalties, Imbalance Charges, or any such similar costs incurred as a result of a breach of such Firm obligation.

Section 4.2 Measurement and Quality of SNG.

(a) The unit of quantity measurement for all Scheduled Gas or any other Gas provided under this Agreement shall be one MMBtu dry. Measurement of Gas quantities sold, delivered and purchased hereunder shall be by and in accordance with the established procedures of the Transporter receiving Gas at the Delivery Point and all measurements of Gas quantities sold and delivered hereunder recorded on the meter(s) of the Transporter receiving Gas at the Delivery Point shall be controlling.

(b) All Gas delivered by Seller shall meet the pressure, quality, heat content and other specifications of the Transporter receiving Gas at the Delivery Point. In the event that Gas delivered by Seller hereunder fails to conform to any of such specifications (“Non-Conforming Gas”) and upon notice of such non-conformity from such Transporter, Seller shall immediately and fully curtail deliveries of Non-Conforming Gas, exercise Commercially Reasonable Efforts to correct such non-conformity and provide Purchaser an estimate of the duration and extent of such failure to conform. Without limiting the generality of Section 15.1, Seller shall indemnify and hold Purchaser harmless from and against any and all Claims, costs, penalties or liabilities of any kind incurred by Purchaser as a result of Seller’s delivery of any Non-Conforming Gas, which indemnity shall not be subject to the limitations set forth in Section 15.3(a).

Section 4.3 Contract Price.

(a) Subject to Purchaser’s rights under Section 4.3(b), the Contract Price payable by Purchaser to Seller for each MMBtu of Gas delivered and accepted shall be the Fixed Price, except in the case of any such Gas that constitutes Additional Gas and in such case the Contract Price for such Additional Gas shall be such price as the Parties shall have mutually agreed upon pursuant to Section 6.4.

(b) Upon not less than one hundred twenty (120) Days written notice to Seller, Purchaser shall have the irrevocable right to change the Contract Price from the Fixed Price to the Floating Price; provided, however, such change may only be made by Purchaser once during the Term and once changed the Floating Price shall be applicable for the entire remainder of the Term.

ARTICLE V

OPERATION OF THE FACILITY AND

THE INTERCONNECTION FACILITIES

Section 5.1 Operation and Maintenance of the Facility. Seller shall construct, operate and maintain, or cause to be constructed, operated and maintained, during the Term, at its sole cost and expense, the Facility, including all Interconnection Facilities, in accordance with Prudent Industry Practices, and otherwise in accordance with this Agreement. Except to the extent that the Facility is not available to produce Gas during a Scheduled Maintenance Outage or Unscheduled Maintenance Outage or as a result of a failure of performance that is excused in accordance with Article XIII, Seller shall use Commercially Reasonable Efforts to operate the Facility to produce and make available to Purchaser the Baseload Quantity on each Day during the Delivery Term.

Section 5.2 Scheduled Maintenance.

(a) At least sixty (60) Days prior to the anticipated Commercial Operation Date, and at least sixty (60) Days prior to the beginning of each subsequent Contract Year, Seller shall submit to Purchaser a proposed schedule for Scheduled Maintenance Outages for the next following Contract Year. Seller shall not schedule any Scheduled Maintenance Outage during the Restricted Months except pursuant to Section 5.2(c).

(b) Within ten (10) Days after Seller has provided to Purchaser the proposed schedule for Scheduled Maintenance Outages, Purchaser may request that Seller re-schedule any such Scheduled Maintenance Outage and Seller shall effectuate such change in schedule consistent with Prudent Industry Practices. If, pursuant to Prudent Industry Practices and then current equipment manufacturers’ recommendations, such requested changes would result in additional costs to Seller, Seller shall notify Purchaser of such additional costs. Upon receipt of such notification from Seller, if Purchaser desires Seller to proceed with such changed schedule, Purchaser shall so notify Seller and shall reimburse Seller for such reasonable additional costs as were described in Seller’s notice to Purchaser; otherwise Seller shall proceed in accordance with the proposed schedule set forth in Seller’s notice pursuant to Section 5.2(a).

(c) As a result of changing Facility conditions during operation, Seller may amend the Scheduled Maintenance Outage schedule at any time by providing at least thirty (30) Days prior written notice to Purchaser. If any Scheduled Maintenance Outage is scheduled to occur during the Restricted Months pursuant to any such amended schedule, the Parties shall meet and in good faith work to minimize or delay such Scheduled Maintenance Outage so that, to the extent consistent with Prudent Industry Practices, it will not occur during a Restricted Month.

(d) Seller shall, at all times, use Commercially Reasonable Efforts to minimize any costs reimbursable by Purchaser under Section 5.2(b) and to minimize the total annual amount of time required for both Scheduled Maintenance Outages and any unscheduled maintenance (including but not limited to Unscheduled Maintenance Outages) that may be required.

Section 5.3 Schedule Information. Seller shall provide to Purchaser prompt notice of the Commencement of Construction date and Monthly reports on the status of construction of the Facility through the final Commercial Operation Date.

Section 5.4 Permits; Compliance with Laws.

(a) Except to the extent Seller may Contest the requirements under applicable Law to obtain or maintain the same, Seller shall, at its expense, acquire and maintain in effect, from any and all Government Agencies with jurisdiction over Seller and/or the Facility, all Governmental Approvals, in each case necessary (i) for the construction, operation and maintenance of the Facility in accordance with this Agreement, and (ii) to permit the Facility to operate in a manner that will enable Seller to perform its obligations hereunder in accordance with, and consummate the sales and deliveries of Gas from the Facility as contemplated by, this Agreement.

(b) Except to the extent Seller may Contest the same or the applicability of the same to Seller and/or to the Facility, Seller shall, at all times, comply with all Laws and Governmental Approvals applicable to it and/or to the Facility, including all environmental Laws in effect.

Section 5.5 Operating Procedures. Purchaser and Seller shall develop mutually agreed upon written interface operating procedures no later than ninety (90) Days before the anticipated Commercial Operation Date. The operating procedures shall establish certain protocols under which the Parties shall perform their respective responsibilities under this Agreement and which shall include, but shall not necessarily be limited to, method of Day-to-Day communications, key personnel lists for Seller and Purchaser, and outage reporting.

ARTICLE VI

NOMINATION

Section 6.1 Nomination.

(a) The Parties shall coordinate their nomination activities, giving sufficient time to meet the deadlines of all of the affected Transporters. Each Party shall give the other Party timely prior notice, sufficient to meet the requirements of all Transporters, of the quantities of Gas to be delivered and purchased each Day. Should either Party become aware that actual deliveries at the Delivery Point are greater or lesser than the quantity of Scheduled Gas, such Party shall promptly notify the other Party.

(b) The nomination and scheduling of Gas from the Facility shall be consistent with the design limits, Prudent Industry Practices and equipment manufacturers’ then current guidelines and recommendations generally applicable to such equipment.

Section 6.2 Monthly Availability Plan.

(a) Seller shall notify Purchaser each Month, commencing with the Month preceding the Delivery Start Date, not later than 9:00 a.m. EPT on the sixth (6th) Business Day preceding the first Day of the next succeeding or next following Month of the Delivery Term, of the quantity of Baseload Gas that Seller will make available for delivery to Purchaser on each Day of the subsequent Month, which quantity shall be equal to the Baseload Quantity on each such Day or, if not equal to the Baseload Quantity, shall be a pro rata portion of the Baseload Quantity, in an amount determined in accordance with Section 6.2(b), and which shall be the same amount, not subject to Day-to-Day variation, on each such Day (each such notice being hereinafter referred to as a “Monthly Availability Plan”). Each Monthly Availability Plan shall also specify the quantity of Make-Up Gas (if any) that Seller will make available to Purchaser on each Day of the next Month, which shall be the same amount, not subject to Day-to-Day variation, on each such Day. Purchaser shall then nominate with the affected Transporter(s) the total amount of Baseload Gas and Make-Up Gas that Seller specified as available in such Monthly Availability Plan for each Day of such next succeeding or next following Month in accordance with this Section 6.2 and provide confirmation to Seller; provided that, on any Day during the Delivery Term, the sum of the quantity of Baseload Gas and the quantity of Make-Up Gas that Purchaser shall be obligated to purchase and receive on such Day shall not exceed the Baseload Quantity, except to the extent (if any) Purchaser shall have exercised its option set forth in Section 4.1(b) to purchase and receive all or any portion of an additional quantity of Make-Up Gas made available by Seller for such Day, in which case the sum of the quantity of Make-Up Gas and Baseload Gas that Purchaser shall be obligated to purchase and receive shall exceed the Baseload Quantity to the extent of the additional quantity of Make-Up Gas Purchaser elected to purchase and receive on such Day, but in no event shall such sum exceed the Maximum Baseload Quantity. Purchaser shall notify Seller of whether it will exercise its option set forth in Section 4.1(b) to purchase an additional quantity of Make-Up Gas by the earlier of (i) 2:00 p.m. EPT on the sixth (6th) Business Day preceding the first Day of the next preceeding or next following Month of the Delivery Term, and (ii) twenty-four (24) hours after receipt of Seller’s Monthly Availability Plan. Once nominated by Purchaser to Seller, the nominated quantities of Baseload Gas and Make-Up Gas for each Day of the next succeeding or next following Month shall constitute Scheduled Gas and it shall be a Firm obligation of Seller to sell and deliver, and a Firm obligation of Purchaser to purchase and receive, such quantities of Baseload Gas and Make-Up Gas on such Day.

(b) To the extent that, on any Day during the Delivery Term, the sum of the Baseload Quantity and the aggregate quantity of Gas available from the Facility that any other purchasers have committed to purchase on such Day does not exceed the nameplate Gas output capability of the Facility, Purchaser’s right to purchase and receive Gas available from the Facility, up to the Baseload Quantity, on such Day shall be pari passu with the rights of such other purchasers, and the quantity of Gas from the Facility made available by Seller to Purchaser on such Day may only be reduced to a quantity less than the Baseload Quantity pro rata, in proportion to the amount by which Gas from the Facility made available to each such other purchaser on such Day shall have been reduced by Seller from the quantity of Gas from the Facility that each such other purchaser committed to purchase on such Day. To the extent that, on any Day during the Delivery Term, the sum of the Baseload Quantity and the aggregate quantity of Gas available from the Facility that any other purchasers shall have committed to purchase on such Day exceeds the nameplate Gas output capability of the Facility, Purchaser’s right to purchase and receive Gas available from the Facility on such Day shall have first priority over the rights of all such other purchasers to the Gas made available from the Facility on such Day to the extent of such excess.

Section 6.3 Daily Availability Schedule. Seller shall notify Purchaser, for each Day during the Delivery Term, by facsimile (or such other method as may hereafter be agreed upon in writing by the Parties) delivered no later than 8:00 a.m. EPT of the Business Day immediately preceding each such Day, of the quantity of Baseload Gas, which shall be equal to the Baseload Quantity or a pro rata portion thereof determined in accordance with Section 6.2(b), and the quantity of Make-Up Gas, that Seller will make available for delivery to Purchaser on such Day (each such notice being hereinafter referred to as a “Daily Availability Schedule”). If the quantity of Gas available for any such Day as reflected in the Daily Availability Schedule for such Day exceeds the quantity of Scheduled Gas for such Day previously scheduled pursuant to Section 6.2, Purchaser shall have no obligation to purchase such excess quantity, except to the extent such excess quantity constitutes Make-Up Gas and the sum of such Make-Up Gas and such Scheduled Gas does not exceed the Baseload Quantity or, in the event and to the extent Purchaser shall have exercised its option set forth in Section 4.1(b) to purchase an additional quantity of Make-Up Gas, such sum does not exceed the Maximum Baseload Quantity. If the quantity of Gas available for any such Day as reflected in the Daily Availability Schedule for such Day is less than the quantity of Scheduled Gas for such Day previously scheduled pursuant to Section 6.2, Seller’s Firm obligation to sell and deliver such Scheduled Gas shall not be diminished or otherwise affected thereby. Subject to the limitations set forth in the preceding two sentences, such Daily Availability Schedule will be confirmed in writing by Purchaser no later than 11:00 a.m. EPT of the Business Day immediately preceding such Day and, once so confirmed, such quantities of Baseload Gas and Make-Up Gas for such Day shall constitute Scheduled Gas and it shall be a Firm obligation of Seller to sell and deliver, and a Firm obligation of Purchaser to purchase and receive, such quantities of Baseload Gas and Make-Up Gas on such Day.

Section 6.4 Additional Quantity. In addition to the Baseload Quantity volumes and Make-Up Gas, Seller may have Additional Quantities, if any, available from time to time for purchase. Seller shall make available to Purchaser on the same terms and conditions as any third party any Additional Quantity offered by Seller to any third party. Once made available by the Seller in a written notice to Purchaser and, if accepted by Purchaser in a written notice to Seller confirming Purchaser’s acceptance thereof, the Additional Quantity shall become Baseload Gas and it shall be a Firm obligation of Seller to deliver the Additional Quantity and a Firm obligation of Purchaser to purchase and receive the Additional Quantity. Any portion of the Additional Quantity that is not confirmed in accordance with the foregoing, shall be delivered on an Interruptible, as-available basis at the request of Purchaser and ability of Seller.

ARTICLE VII

DELIVERY, INTERCONNECTION, RISK OF LOSS, IMBALANCES

Section 7.1 Delivery Point.

(a) Subject to the provisions of Sections 7.1(b) and 7.1(c) below, Seller shall deliver Gas into the facilities of the receiving Transporter at the Lima Delivery Point. Purchaser shall be solely responsible for securing any gas transportation rights required for the receipt of Gas at and from the Lima Delivery Point.

(b) Seller shall have the responsibility and shall make arrangements for all transportation services, at its expense, to deliver Gas to the Delivery Point. Subject to Purchaser’s prior written approval not less than five (5) Days in advance of the delivery date, which approval may be granted or withheld in Purchaser’s sole and absolute discretion, Seller may deliver Gas into the facilities of the receiving Transporter at the Wabash Delivery Point or at any other delivery point as may be mutually agreed upon by Purchaser and Seller, in which case Seller shall (i) be responsible for and make arrangements for all transportation services required to effect the delivery of Gas at such delivery point, and shall bear all costs and expenses thereof, including, without limitation, any Imbalance Charges, and (ii) reimburse Purchaser for all of the Incremental Transportation Costs incurred by Purchaser to transport Gas from such delivery point to the extent the same exceed the Transportation Costs that Purchaser would have incurred if such Gas had been delivered to the Lima Delivery Point.

(c) If the Facility shall experience a planned or an unplanned outage of a duration exceeding fourteen (14) consecutive Days, due to Force Majeure or if there is delay in the occurrence of the Commercial Operation Date, Seller may, subject to Seller’s compliance with Section 7.1(b) and subject to Purchaser’s prior written consent obtained not less than five (5) Days in advance of the delivery date, which consent may not be unreasonably withheld if adequate transportation service to receive Gas at the Wabash Delivery Point is available to Purchaser on commercially reasonable terms and conditions, deliver Gas to the Wabash Delivery Point for not more than ten (10) Days during any such outage or delay in the Facility’s achievement of the Commercial Operation Date, provided, however, that such delivery shall not be for periods exceeding, in the aggregate, thirty (30) Days in any Contract Year.

(d) Title to the Gas shall pass from Seller to Purchaser at the Delivery Point. Seller warrants that it will have the right to convey and will transfer to Purchaser at the applicable Delivery Point good and merchantable title to all Gas sold and delivered to Purchaser, free and clear of all Liens and Claims.

Section 7.2 Risk of Loss.

(a) As between the Parties, Seller shall be deemed to be in exclusive control (and responsible for any property damages or injuries to persons caused thereby) of all Gas and shall bear all risk of loss with respect to Gas prior to the Delivery Point and Purchaser shall be deemed to be in exclusive control (and responsible for any property damages or injuries to persons caused thereby) of the Gas delivered hereunder and shall bear all risk of loss with respect to such Gas at and from the Delivery Point.

(b) The Parties shall use Commercially Reasonable Efforts to avoid imposition of any Imbalance Charges. If Purchaser or Seller receives an invoice from a Transporter that includes Imbalance Charges, the Parties shall determine the validity as well as the cause of such Imbalance Charges. If the Imbalance Charges were incurred as a result of Purchaser’s receipt of quantities of Gas greater than or less than the Scheduled Gas, then Purchaser shall pay for such Imbalance Charges or reimburse Seller for such Imbalance Charges paid by Seller. If the Imbalance Charges were incurred as a result of Seller’s delivery of quantities of Gas greater than or less than the Scheduled Gas, then Seller shall pay for such Imbalance Charges or reimburse Purchaser for such Imbalance Charges paid by Purchaser.

ARTICLE VIII

CONDITIONS PRECEDENT TO CERTAIN OBLIGATIONS

Section 8.1 Condition to Obligations of Both Parties.

(a) Notwithstanding anything in this Agreement to the contrary, the obligations of Seller to consummate the sales of Gas contemplated by this Agreement shall be subject to fulfillment of the following condition on or before December 31, 2007 unless waived in writing by Seller or amended in writing by the Parties:

(i) The Financial Closing Date is achieved by Seller.

(b) If the foregoing condition precedent shall not have been satisfied on or before December 31, 2007, either Party may terminate this Agreement by giving written notice to the other Party of such termination within ten (10) Business Days of such date.

Section 8.2 Conditions to Purchaser’s Obligations.

(a) Notwithstanding anything in this Agreement to the contrary, the obligations of Purchaser to consummate the purchases of Gas contemplated by this Agreement shall be subject to fulfillment of the following conditions on or before the dates specified in this Section 8.2, unless waived in writing by Purchaser or amended in writing by the Parties:

(i) Seller shall have furnished to Purchaser on or before December 31, 2007, written evidence, in form and substance reasonably satisfactory to Purchaser, that (A) the Financial Closing Date has occurred, and (B) all Governmental Approvals required to achieve commercial operation of the Facility and to operate and maintain the Facility in accordance with this Agreement and the Financing Documents have been obtained.

(ii) Purchaser, by the exercise of its Commercially Reasonable Efforts, shall have been able to obtain, on or before March 31, 2009, rights to firm transportation service on such Gas pipelines as are necessary to permit Purchaser to consume at Purchaser’s Facilities a quantity of Gas delivered to the Lima Delivery Point equal to the Baseload Quantity on each Day of the Delivery Term.

(b) If any of the conditions set forth in Section 8.2(a) shall not have been satisfied or waived by Purchaser on or before the date specified for such condition, Purchaser may terminate this Agreement by giving written notice to Seller of such termination within ten (10) Business Days of such date.

Section 8.3 Effect of Termination for Failure of Certain Conditions. If this Agreement is terminated pursuant to Section 8.1(b) or Section 8.2(b) based on the failure of any condition to be timely satisfied, except in the case of a termination based on the failure of the condition set forth in Section 8.2(a)(ii) to be satisfied, Seller shall notify Purchaser if, within six (6) Months after such termination, the failed condition(s) on the basis of which this Agreement was terminated shall be capable of being satisfied within a period of six (6) Months after the date specified herein for the satisfaction of such condition(s). Purchaser shall have the right, at its sole election, to extend the period of time for satisfaction (or waiver) of such condition(s) to a date not later than six (6) Months after the date specified herein for satisfaction of such condition(s) upon notice to Seller within thirty (30) Days after receipt of Seller’s notice. If Purchaser exercises such election, this Agreement shall be deemed not to have been terminated and the period of time for satisfaction (or waiver) of each such condition shall be deemed extended to the date specified in Purchaser’s notice to Seller in accordance with the preceding sentence (or to such other extended date as the Parties may agree upon), and each other applicable date specified herein, including each Milestone Date and the Delivery Start Date, shall be proportionately extended.

ARTICLE IX

BILLING AND PAYMENT

Section 9.1 Gas Payments. Except as expressly provided herein, for each Billing Period, Purchaser shall pay to Seller a Gas Payment in an amount equal to the product of (a) the total amount of Scheduled Gas delivered to and actually received by Purchaser during such Billing Period, and (b) the applicable Contract Price.

Section 9.2 Billing and Payment.

(a) Seller shall prepare and render to Purchaser within five (5) Business Days after the end of each Billing Period a statement detailing Seller’s calculation of the payments due to Seller for such Billing Period. If the actual quantity delivered is not known by the billing date, billing will be prepared based on the quantity of Scheduled Gas nominated by Seller and confirmed by Purchaser in accordance with Section 6.2, Section 6.3 or Section 6.4, as applicable. The invoiced quantity will then be adjusted to the actual quantity in the statement for the next following Billing Period or as soon thereafter as actual delivery information is available.

(b) Subject to the netting provisions of Section 9.5, Purchaser shall remit the amount due under Section 9.1, in immediately available funds to the account specified from time to time by Seller in a written notice to Purchaser minus the amount of any Replacement Gas Costs or Incremental Transportation Costs incurred by Purchaser, on or before the later of the fifteenth (15th) Day of Month following the Month of the relevant delivery; or ten (10) Days after receipt of the invoice hereunder for the payment that is due (provided that if the later of such Days is not a Business Day, payment shall be due on the next Business Day following such Day) (the “Payment Date”). In the event any payments are due Purchaser hereunder, including any payments of Replacement Gas Costs, payment to Purchaser shall be made, subject to the netting provisions of Section 9.5, in immediately available funds to the account specified from time to time by Purchaser in a written notice to Seller, on or before the Payment Date.

(c) In the event payments become due from either Party for Replacement Gas Costs, the performing Party may submit an invoice to the nonperforming Party for payment setting forth the basis upon which the Replacement Gas Costs were calculated. Payment from the nonperforming Party will be due in accordance with Section 9.2(b) above.

(d) If either Party disputes the accuracy of an invoice, the Parties shall use their best efforts to resolve the dispute in accordance with Section 16.1. Any adjustments which the Parties may subsequently agree to make with respect to any such billing dispute shall be made by a credit or additional charge on the next invoice rendered. If the Parties are unable to resolve the dispute in this manner, any amounts remaining in dispute as of the due date for such Billing Period or thereafter on subsequent bills for the same reason may be withheld pending final resolution of the dispute in accordance with Section 16.2, provided that any undisputed amount shall be promptly paid; and provided, further, that amounts paid as a result of the settlement or other resolution of a dispute shall be paid with interest thereon from the original due date as provided in Section 9.7.

Section 9.3 Other Payments. Subject to Section 9.5 and the Parties’ rights under Section 9.6 to review and adjust payments made hereunder, any amounts due to either Party under this Agreement shall be paid or objected to within twenty (20) Days following receipt by the other Party of an itemized invoice from the Party to whom such amounts are due setting forth, in reasonable detail, the basis for such payment. Payments made hereunder shall, for a period of not longer than one (1) year, remain subject to adjustment based on billing adjustments by third parties which would affect payment obligations of either Party.

Section 9.4 Currency of Payment. Notwithstanding anything contained in this Agreement, all payments to be made by either Party under this Agreement shall be made in Dollars by wire transfer of immediately available funds.

Section 9.5 Offset and Netting. A net settlement (or net payment) arrangement shall be established for the purpose of settling the Parties’ respective accounts and for effecting payment for all amounts payable by the Parties under this Agreement (which, for the avoidance of doubt, includes amounts payable under Section 15.1) or any other agreements, instruments or undertakings between the Parties. At least two (2) Business Days prior to the date a payment is due under this Agreement, each Party shall calculate the excess of the sum of (a) all amounts due to the other Party for the preceding Month and (b) all unpaid amounts due the other Party over the sum of (c) all amounts due to such Party for the preceding Month and (d) all unpaid amounts due to such Party, shall confer with the other Party, and remit payment of such excess (if any) only to the Party to which it is due. Notwithstanding such net payment, the Parties shall continue the normal invoicing procedure including reflecting any netted payments.

Section 9.6 Audit. Each Party shall have the right, at its sole expense and during normal working hours, to examine the records of the other Party to the extent specifically relating to the transactions hereunder and reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be made promptly and interest calculated at the Default Rate from the date the overpayment or underpayment was due until (but not including) the date paid; provided, however, that no adjustment for any statement or payment will be made, and the same shall be deemed correct unless objection to the accuracy thereof was made prior to the lapse of one year from the rendition thereof; and provided further that this provision will survive any termination of the Agreement for a period of one year from the date of such termination for the purpose of such statement and payment objections.

Section 9.7 Default Interest. If any payment due from either Party under this Agreement shall not be paid when due, including, without limitation, any withheld disputed amounts determined to be due such Party, there shall be due and payable to the other Party compensation thereon, calculated at a rate equal to the lesser of two percent (2%) over the prime lending rate as published from time to time in The Wall Street Journal under “Money Rates” or the highest rate allowable by Law (the “Default Rate”) as it changes from time to time from the date on which such payment became overdue to and until such payment is paid in full.

ARTICLE X

REPRESENTATIONS AND WARRANTIES;

ADDITIONAL COVENANTS OF SELLER AND PURCHASER

Section 10.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as of the Effective Date and each Day thereafter during the Term as follows:

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio and is qualified and in good standing in each other jurisdiction where the failure to qualify would have a material adverse effect upon Seller’s performance under this Agreement, and Seller has the full legal right power and authority to execute, deliver and perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement by Seller and performance by Seller of its obligations under this Agreement have been duly authorized by all necessary corporate action, and do not and shall not require any consent or approval of any stockholder, Government Agency or other Person which has not been obtained, and each such consent and approval that has been obtained is in full force and effect.

(c) The execution and delivery of this Agreement by Seller and performance by Seller of its obligations under this Agreement do not:

(i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award having applicability to Seller or any provision of the organizational documents of Seller, the violation of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement;

(ii) result in a breach of or constitute a default under any provision of the organizational documents of Seller,

(iii) result in a breach of or constitute a default under any agreement relating to the management or affairs of Seller or any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Seller is a party or by which Seller or its properties or assets may be bound, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement, or

(iv) result in, or require the creation or imposition of any Lien or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets or properties of Seller, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

(d) This Agreement constitutes a legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and except as the enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

(e) There is no pending or, to the best of Seller’s knowledge, threatened action or proceeding affecting Seller before any court, Government Agency or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of Seller or the ability of Seller to perform its obligations hereunder, or that purports to affect the legality, validity or enforceability of this Agreement.

Section 10.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as of the Effective Date and each Day thereafter during the Term as follows:

(a) Purchaser is a corporation organized and validly existing and in good standing under the Laws of the State of Ohio and has the full legal right, power and authority to execute, deliver and perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement by Purchaser and performance by Purchaser of its obligations under this Agreement have been duly authorized by all necessary corporate action, and do not and shall not require any consent or approval of any stockholder, Government Agency or other Person which has not been obtained, and each such consent and approval that has been obtained is in full force and effect.

(c) The execution and delivery of this Agreement by Purchaser and performance by Purchaser of its obligations under this Agreement do not:

(i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award having applicability to Purchaser, the violation of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement,

(ii) result in a breach of or constitute a default under any provision of the certificate of incorporation or by-laws of Purchaser,

(iii) result in a breach of or constitute a default under any agreement relating to the management or affairs of Purchaser or any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Purchaser is a party or by which Purchaser or its properties or assets may be bound, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement, or

(iv) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets or properties of Purchaser, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

(d) This Agreement constitutes a legal, valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and except as the enforceability of this Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and concepts of materiality, reasonableness, good faith and fair dealing.

(e) There is no pending or, to the best of Purchaser’s knowledge, threatened action or proceeding affecting Purchaser before any court, Government Agency or arbitrator that could reasonably be expected to materially and adversely affect the financial condition or operations of Purchaser or the ability of Purchaser to perform its obligations hereunder, or that purports to affect the legality, validity or enforceability of this Agreement.

Section 10.3 Certificates. Seller shall, upon the request of the other Party, deliver or cause to be delivered from time to time to the other Party certifications of its officers, accountants, engineers or agents as to such matters as either Party may reasonably request in connection with such Parties’ obligations under this Agreement.

Section 10.4 Books and Records; Information. Seller shall keep proper books of record and account, in which full and correct entries shall be made of all dealings or transactions under or in relation to this Agreement in accordance with GAAP consistently applied.

ARTICLE XI

TAXES

Section 11.1 Taxes and Fees.

(a) Seller shall be responsible for the payment of, and the payments to Seller hereunder shall not be subject to adjustment for, Taxes imposed on Seller and its property. Purchaser shall be responsible for the payment of, and no amount payable by Seller to Purchaser shall be subject to adjustment for, Taxes imposed on Purchaser and its property. In addition, Seller shall be responsible for and shall bear the risk of any Change-in-Law Taxes imposed on Seller, or the Facility, or Gas or the use, sale or delivery of Gas.

(b) With respect to the Gas deliveries hereunder, Seller shall pay or cause to be paid all Taxes on or with respect to the Gas prior to the Delivery Point. Purchaser shall pay or cause to be paid all Taxes on or with respect to the Gas at and after the Delivery Point. If a Party is required to remit or pay Taxes that are the other Party’s responsibility hereunder, the Party responsible for such Taxes shall promptly reimburse the other Party for such Taxes. Any Party entitled to an exemption from any such Taxes or charges shall furnish the other Party any necessary documentation thereof.

ARTICLE XII

INSURANCE

Section 12.1 Insurance Required. Seller shall, carry and maintain or cause to be carried and maintained no less than the insurance coverages that Seller is required to maintain pursuant to the Financing Documents, applicable to all operations undertaken by Seller and Seller’s personnel in the minimum amounts (limits) required by the Financing Documents. The required insurance coverages shall be in effect on or prior to the Commencement of Construction on the Facility Site, except as may otherwise be permitted by the Financing Documents, and shall be maintained in effect throughout the remainder of the Term of this Agreement.

Section 12.2 Evidence and Scope of Insurance.

(a) Seller shall, no later than ten (10) Days after the required effective date hereunder and thereafter on or before the renewal date of the applicable policy, cause each insurer or authorized agent to provide Purchaser with two original copies of insurance certificates reasonably acceptable to Purchaser evidencing the effectiveness of the insurance coverages required to be maintained. A complete copy of each policy shall be provided to Purchaser upon request.

(b) All such insurance policies shall:

(i) name Purchaser as an additional insured (except in the case of worker’s compensation insurance) and shall contain a Contractual Liability Endorsement and a “Cross-Liability” or “Severability of Interest” Endorsement;

(ii) be endorsed to waive any and all rights of subrogation and rights of recovery for payment under such policies against Purchaser and Purchaser’s officers, directors, affiliates, agents, and provide that Purchaser shall receive from each insurer thirty (30) Days’ prior written notice of non-renewal, cancellation of, or significant reduction in coverage of, any of such policies (except that such notice period shall be ten (10) Days in case of non-payment of premiums);

(iii) be written by one or more nationally reputable insurance companies authorized to do business in Ohio and be rated A VII or higher by A.M. Best Company or with security otherwise acceptable to Purchaser.

(c) All liability insurance policies shall be written on an occurrence basis and, except in the case of negligence on the part of Purchaser, shall be primary for covered losses, as respects any claims, losses, damages, expenses, or liabilities arising out of this Agreement. Any insurance carried by Purchaser shall be excess of and noncontributory to insurance afforded by Seller.

(d) Any and all premiums and deductibles and/or any other charges due with respect to such policies of insurance shall be assumed by, for the account of, and at Seller’s sole risk.

(e) The insurance certificates shall indicate that the insurance policies have been endorsed as described above.

ARTICLE XIII

FORCE MAJEURE

Section 13.1 Force Majeure Defined.

(a) As used herein, the term “Force Majeure” shall mean any cause not reasonably within the control of, and not the result of the fault or negligence of, the Party claiming such Force Majeure that arises after the Effective Date, is unforeseen, unavoidable or could not be prevented or overcome by the due diligence of the Party claiming the Force Majeure, and materially and adversely affects the Party claiming the Force Majeure in the performance of its obligations in accordance with the terms of this Agreement. Subject to the requirements of the foregoing sentence, Force Majeure shall include, but not be limited to, the following: (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (ii) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells or lines of pipe; (iii) interruption and/or curtailment of Firm transportation and/or storage by Transporters; (iv) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, insurrections or wars; (v) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, regulation, or policy having the effect of law promulgated by a Government Agency; and (vi) the unavailability of fuel or water to Seller, as a result of an event or combination of events arising after date hereof that are beyond the reasonable control of the supplier or service provider of Seller, are unforeseen, unavoidable or could not be prevented or overcome by the due diligence of such supplier or service provider, and materially and adversely affects such supplier or service provider in the performance of its obligations to provide fuel or water, as the case may be, to Seller.

(b) Notwithstanding the provisions of Section 13.1(a), neither Party shall be entitled to the benefit of the provisions of this Article XIII to the extent its performance is affected by any or all of the following circumstances: (i) the curtailment of interruptible or secondary Firm transportation unless primary, in-path, Firm transportation is also curtailed; (ii) the Party claiming excuse failed to remedy the condition and to resume the performance of its covenants or obligations with reasonable dispatch; or (iii) economic hardship, to include, without limitation, Seller’s ability to sell Gas at a higher or more advantageous price than the Contract Price, Purchaser’s ability to purchase Gas at a lower or more advantageous price than the Contract Price, or a regulatory agency disallowing, in whole or in part, the pass through of costs resulting from this Agreement; (iv) the loss of Purchaser’s market(s) or Purchaser’s inability to use or resell Gas purchased hereunder, except, in either case, as provided in Section 13.1(a); or (v) the loss or failure of Seller’s gas supply or depletion of reserves, except, in either case, as provided in Section 13.1(a).

(c) Notwithstanding anything to the contrary herein, the Parties agree that the settlement of strikes, lockouts or other industrial disturbances shall be within the sole discretion of the party experiencing such disturbance.

Section 13.2 Applicability of Force Majeure. Notwithstanding anything to the contrary herein, neither Party shall be in breach for any delay or failure in its performance under this Agreement to the extent such performance is prevented due to Force Majeure, provided that:

(a) the non-performing Party shall give the other Party telephonic notice as promptly as practicable and written notice within forty eight (48) hours of the commencement of the Force Majeure, with details to be supplied within ten (10) Days after the commencement of the Force Majeure further describing the particulars of the occurrence of the Force Majeure;

(b) the non-performing Party’s excuse for non-performance shall be of no greater scope and of no longer duration than is directly caused by the Force Majeure;

(c) the non-performing Party shall use Commercially Reasonable Efforts to overcome or remedy the effects of the Force Majeure events or circumstances preventing performance and shall provide weekly written progress reports to the other Party during the period that performance is prevented describing actions taken and to be taken to remedy the effects of the Force Majeure, the schedule for such actions and the expected date by which performance shall no longer be prevented by such Force Majeure;

(d) the non-performing Party shall be responsible, in accordance with Section 7.2(b), for any Imbalance Charges related to its interruption of performance after any nomination is made to any Transporter and until the change in deliveries and/or receipts is confirmed by such Transporter;

(e) when the performance of the Party claiming Force Majeure is no longer being prevented, that Party shall give the other Party written notice to that effect; and

(f) except as specifically provided in this Article XIII, Force Majeure shall not excuse any obligation to make any payments that are otherwise due and payable pursuant to this Agreement.

Section 13.3 Other Effects of Force Majeure.

(a) If any Force Majeure claimed by a Party shall excuse such Party’s performance of its obligations hereunder in whole or in part for more than twelve (12) Months from the date of notice provided by such Party in Section 13.2(a), then the other Party may, at any time following such twelve (12)-Month period, terminate this Agreement upon written notice to the affected Party, without further obligation by the terminating Party, except as to payment of any costs and liabilities incurred prior to the effective date of such termination; provided, such notice of termination must be given during the period that performance continues to be delayed or prevented by such Force Majeure.

ARTICLE XIV

TERMINATION AND DEFAULT

Section 14.1 Event of Default.

(a) The occurrence of any one of the following shall constitute an “Event of Default” with respect to Seller:

(i) Seller shall fail to make payment of any amount due under this Agreement to Purchaser within five (5) Business Days after notice from Purchaser that such payment is due;

(ii) Seller shall: (a) admit in writing its inability to pay its debts as such debts become due; (b) make a general assignment or an arrangement or composition with or for the benefit of its creditors; (c) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against such Party under any bankruptcy or similar law; (d) take, or fail to take, any action for the purpose of effecting any of the foregoing and Seller shall fail to cure such action or failure within thirty (30) Days;

(iii) A proceeding or case shall be commenced, without the application or consent of Seller, in any court of competent jurisdiction, seeking: (a) its liquidation, reorganization of its debts, dissolution or winding-up, or the composition or readjustment of its debts; (b) the appointment of a receiver, custodian, liquidator or the like of Seller or of all or any substantial part of its assets; or (c) similar relief in respect of Seller under any law relating to bankruptcy, insolvency, reorganization of its debts, winding-up, composition or adjustment of debt, and such proceeding shall remain in effect, for a period of sixty (60) Days;

(iv) Any representation made by Seller under Article X shall be false in any material respect when made, unless cured within thirty (30) Days after notice thereof by Purchaser; or

(v) Seller shall fail to comply with any other material provision of this Agreement (other than the obligation to pay money when due, or a Firm obligation to deliver Scheduled Gas, the exclusive remedy for which is provided in Section 4.1(c)), and such failure shall: continue uncured for thirty (30) Days after notice thereof by Purchaser; or

(vi) As of the end of any Contract Year, the aggregate quantity of Scheduled Gas sold and delivered by Seller hereunder during such Contract Year is less than 3,000,000 MMBtu, other than as a result of any failures by Purchaser to purchase and receive Scheduled Gas.

(b) The occurrence of any one of the following shall constitute an “Event of Default” with respect to Purchaser:

(i) Purchaser shall fail to make payment of any amount due under this Agreement to Seller within ten (10) Business Days after notice from Seller that such payment is due;

(ii) Purchaser shall: (a) admit in writing its inability to pay its debts as such debts become due; (b) make a general assignment or an arrangement or composition with or for the benefit of its creditors; (c) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against such Party under any bankruptcy or similar law; (d) take, or fail to take, any action for the purpose of effecting any of the foregoing and Purchaser shall fail to cure such action or failure within thirty (30) Days;

(iii) A proceeding or case shall be commenced, without the application or consent of Purchaser, in any court of competent jurisdiction, seeking: (a) its liquidation, reorganization of its debt, dissolution or winding up, or composition or readjustment of its debt; (b) the appointment of a receiver, custodian, liquidator or the like of Purchaser or of all or any substantial part of its assets; or (c) similar relief in respect of Purchaser under any law relating to bankruptcy, insolvency, reorganization of its debts, winding-up, composition or adjustment of debts, and such proceeding shall remain in effect, for a period of sixty (60) Days;

(iv) Any representation made by Purchaser under Article X shall be false in any material respect when made, unless cured within thirty (30) Days after notice thereof by Seller; or

(v) Purchaser shall fail to comply with any other material provision of this Agreement (other than the obligation to pay money when due, or a Firm obligation to receive Scheduled Gas, the exclusive remedy for which is provided in Section 4.1(c)), and such failure shall continue uncured for thirty (30) Days after notice thereof by Seller.

Section 14.2 Remedies for Default. If an Event of Default occurs with respect to a defaulting Party at any time during the Term, the non-defaulting Party may, for so long as the Event of Default is continuing, (i) establish and give notice to the defaulting Party of a date consistent with Section 14.1 and Section 14.2 (which date shall be not later than sixty (60) Days after the non-defaulting Party delivers notice) (the “Early Termination Date”) on which this Agreement shall be terminated if the Event of Default has not been cured; (ii) withhold any payments due in respect of this Agreement; and (iii) pursue any other remedies available at law or in equity except to the extent such remedies are limited or excluded by this Agreement.

Section 14.3 Early Termination Damages. As of the Early Termination Date, the non-defaulting Party shall determine, in good faith and in a commercially reasonable manner, (i) the amount owed (whether or not then due) by each Party with respect to all

Gas delivered and received between the Parties under this Agreement on and before the Early Termination Date and all other applicable charges relating to such deliveries and receipts, for which payment has not yet been made by the Party that owes each such payment under this Agreement; and (ii) the Market Value of this Agreement. The non-defaulting Party shall: (x) liquidate all transactions existing under this Agreement and shall liquidate this Agreement at its Market Value, so that the amount equal to the difference between such Market Value and the Contract Value, as defined below, of the terminated Agreement shall be due to the Purchaser if the Market Value exceeds the Contract Value and to the Seller if the opposite is the case; and (y) where appropriate, discount each amount then due under clause (x) above to present value in a commercially reasonable manner as of the Early Termination Date. For purposes of this Section 14.3, “Contract Value” means the product of (X) the amount of Gas remaining to be delivered or purchased under this Agreement for the remainder of the Term, taking into account the Purchaser’s prior nominations and other relevant factors, and (Y) the Contract Price applicable to each such quantity, and “Market Value” means the product of (A) the amount of Gas remaining to be delivered or purchased under this Agreement determined as provided above, and (B) the market price for such Gas at the Delivery Point as determined by the non-defaulting Party in a commercially reasonable manner. To ascertain Market Value, the non-defaulting Party may consider, among other valuations, any or all of the settlement prices of NYMEX Gas futures contracts, quotations from leading dealers in energy swap contracts or physical gas trading markets, the replacement value of this Agreement as quoted by other industry participants; all adjusted for the length of the term and differences in relevant transportation costs. The discount rate used in calculating the net present value shall be determined by the non-defaulting Party in a commercially reasonable manner. The foregoing amount calculated based on the Contract Value and the Market Value, shall be further adjusted to also take into account relevant transportation costs, the costs of entering into new arrangements which replace this Agreement and of replacement transportation agreements, the costs associated with liquidating or terminating transportation arrangements, and any financial impact of the liquidation of this Agreement on the non-defaulting Party’s transportation arrangements made in connection with this Agreement.

Section 14.4 Setoff. The non-defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the Parties under this Agreement so that all such amounts are netted or aggregated to a single liquidated amount payable by one Party to the other (the “Net Settlement Amount”). At its sole option, and without prior notice to the defaulting Party, the non-defaulting Party may setoff (i) any Net Settlement Amount owed to the non-defaulting Party against any margin or other collateral held by it in connection with any credit support obligation arising under this Agreement or any other amounts payable to the defaulting Party under any other agreement or arrangement between the Parties; or (ii) any Net Settlement Amount payable to the defaulting Party against any amounts payable by the defaulting Party to the non-defaulting Party under any other agreement or arrangement between the Parties.

ARTICLE XV

INDEMNIFICATION AND LIABILITY

Section 15.1 Indemnification.

Each Party shall indemnify and hold the other Party and its officers, directors, affiliates, agents, employees, contractors and subcontractors, harmless from and against any and all Claims resulting from any breach of this Agreement by the indemnifying Party or the failure of any representation and warranty made by the indemnifying Party in this Agreement to be true. In addition, each Party shall indemnify, defend and hold harmless the other Party and its officers, directors, affiliates, agents, employees, contractors or subcontractors, from and against any and all Claims arising or in any way related to ownership, use, possession, production, control, transportation or storage of Gas when risk of loss of the Gas is vested in the indemnifying Party. The indemnifying Party shall also reimburse the indemnified Party for any and all legal or other expenses (including attorneys’ fees) reasonably incurred by the indemnified Party in connection with Claims subject to this Section 15.1.

Section 15.2 Fines.

(a) Any fines, penalties or other costs incurred by either Party or such Party’s agents, employees or subcontractors for non-compliance by such Party, its agents, employees or subcontractors with the requirements of any Laws or Governmental Approvals shall not be reimbursed by the other Party but shall be the sole responsibility of such non-complying Party.

(b) If such fines, penalties or other costs are assessed against Purchaser by any Government Agency or court of competent jurisdiction due solely to the non-compliance by Seller with any Laws or Governmental Approvals, Seller shall indemnify and hold harmless Purchaser against any and all losses, liabilities, damages and claims suffered or incurred because of the failure of Seller to comply therewith. Seller shall also reimburse Purchaser for any and all legal or other expenses (including attorneys’ fees) reasonably incurred by Purchaser in connection with such losses, liabilities, damages and claims.

(c) If such fines, penalties or other costs are assessed against Seller by any Government Agency or court of competent jurisdiction due solely to the non-compliance by Purchaser with any Laws or Governmental Approvals, Purchaser shall indemnify and hold harmless Seller against any and all losses, liabilities, damages and claims suffered or incurred because of the failure of Purchaser to comply therewith. Purchaser shall also reimburse Seller for any and all legal or other expenses (including attorneys’ fees) reasonably incurred by Seller in connection with such losses, liabilities, damages and claims.

Section 15.3 Limitations of Liability, Remedies and Damages.

(a) FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO SUCH PROVISION, EACH PARTY’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY PROVIDED IN THIS AGREEMENT. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES SUFFERED BY THAT PARTY OR BY ANY CUSTOMER OR ANY PURCHASER OF THAT PARTY, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE LIQUIDATED DAMAGES CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

(b) NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY HEREUNDER, NO MATTER HOW ARISING, SHALL IN NO EVENT EXCEED TWENTY MILLION DOLLARS ($20,000,000).

(c) The provisions of this Article XV shall survive the termination of this Agreement.

ARTICLE XVI

DISPUTE RESOLUTION

Section 16.1 Senior Officers.

(a) Each of Seller and Purchaser shall designate in writing to the other Party a representative who shall be authorized to resolve any dispute arising under this Agreement in an equitable manner and, unless otherwise expressly provided herein, to exercise the authority of such Party to make decisions by mutual agreement.

(b) If such designated representatives are unable to resolve a dispute under this Agreement, such dispute shall be referred by each Party’s representatives, respectively, to a senior officer designated by Seller and a senior officer designated by Purchaser for resolution upon five (5) Days’ written notice from either Party.

(c) The Parties hereto agree (i) that such senior officers shall for a further period of five (5) Days attempt to resolve all disputes arising hereunder equitably and in a good faith manner; and (ii) to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to any such dispute.

Section 16.2 Further Actions. If, following the above attempts to resolve any dispute arising under this Agreement, the Parties remain unable to resolve such dispute, either Party may pursue any remedies at law or in equity consistent with, and subject to the terms of this Agreement.

ARTICLE XVII

MISCELLANEOUS

Section 17.1 Assignment.

(a) Subject to Section 17.1(b), neither this Agreement, nor any of the rights or obligations hereunder, may be assigned, transferred or delegated by either Party without the express prior written consent of the other Party, which shall not be unreasonably withheld.

(b) Purchaser agrees that (i) Seller may assign, mortgage, hypothecate, pledge or otherwise encumber all or any portion of Seller’s interest in and to this Agreement in favor of any Financing Party and its successors and assigns and (ii) any such Financing Party may assign such interest in and to this Agreement to any subsequent assignee in connection with the sale, transfer or exchange of its rights under this Agreement or for the purpose of operating the Facility pursuant to such assignment upon and after the exercise of its rights and enforcement of its remedies against the Facility under any deed of trust or other security instrument creating a Lien in its favor.

Section 17.2 Notices. Except as otherwise specified in this Agreement, any notice, demand for information or documents required or authorized by this Agreement to be given to a Party shall be given in writing and shall be sufficiently given if delivered by overnight mail, overnight courier or hand delivered against written receipt, or if transmitted and received by facsimile transmission addressed as set forth below, or if sent to such Party by overnight mail, overnight courier or hand delivery to such other address as such Party may designate for itself by notice given in accordance with this Section 17.2. Any such notice shall be effective only upon actual delivery or receipt thereof. All notices given by telex or facsimile shall be confirmed in writing, delivered or sent as aforesaid, but the failure to so confirm shall not vitiate the original notice. The address for the delivery of notices and bills to each Party and the respective telephone and facsimile numbers are as follows:

If to Purchaser:

The Procter & Gamble Paper Products Company

1 Procter & Gamble Plaza

Cincinnati, OH 45201

Attn: GBS Energy Purchases c/o Ricky Piedrahita

Phone: 513.945.0815

Fax: 513.945.3516

If to Seller:

Lima Energy Company

312 Walnut Street, Suite 2650

Cincinnati, Ohio 45202

Attn: Chief Operating Officer

Phone: 513.621.0077

Fax: 513.621.5947

Section 17.3 Choice of Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, exclusive of its conflicts of laws provisions, other than Section 5-1401 of the New York General Obligations Law.

Section 17.4 UCC. Except as otherwise provided for in this Agreement, the provisions of the Uniform Commercial Code (the “UCC”) of the state whose Laws shall govern this Agreement shall be deemed to apply to this Agreement and natural gas shall be deemed to be a “good” for purposes of the UCC. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE SELLING PARTY EXPRESSLY NEGATES ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO CONFORMITY TO MODELS OR SAMPLES, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

Section 17.5 Entire Agreement. This Agreement constitutes the entire understanding between the Parties and supersedes any and all previous understandings or agreements between the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 17.6 Waiver. Any term or condition of this Agreement may be waived at any time by the Party hereto that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The failure or delay of either Party to require performance by the other Party of any provision of this Agreement shall not affect its right to require performance of such provision unless and until such performance has been waived by such Party in writing in accordance with the terms hereof. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 17.7 Modification or Amendment. No modification, amendment or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by both Parties.

Section 17.8 Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstance is held to be illegal, invalid or unenforceable under any present or future Law or by any Government Agency, (a) such term or provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

Section 17.9 Counterparts. This Agreement may be executed in counterparts, all of which shall constitute one agreement binding on both Parties hereto and shall have the same force and effect as an original instrument, notwithstanding that both Parties may not be signatories to the same original or the same counterpart.

Section 17.10 Confidential Information. Any information provided by either Party to the other Party pursuant to this Agreement and labeled “CONFIDENTIAL” shall be utilized by the receiving Party solely in connection with the purposes of this Agreement and shall not be disclosed by the receiving Party to any third party, except with the providing Party’s written consent, and upon request of the providing Party shall be returned thereto. Notwithstanding the above, the Parties acknowledge and agree that such information may be disclosed to actual and prospective Financing Parties, and other third parties, who are bound by a written confidentiality agreement with one of the Parties, as may be necessary for Purchaser and Seller to perform their obligations under this Agreement and the Financing Documents. To the extent that such disclosures are necessary, the Parties also agree that they shall endeavor in disclosing such information to seek to preserve the confidentiality of such disclosures. This provision shall not prevent either Party from providing any confidential information received from the other Party to any court in accordance with a proper discovery request or in response to the reasonable request of any Government Agency charged with regulating the disclosing Party’s affairs, provided that, if feasible, the disclosing Party shall give prior notice to the other Party of such disclosure and, if so requested by such other Party, shall have used all reasonable efforts to oppose or resist the requested disclosure, as appropriate under the circumstances, or to otherwise make such disclosure pursuant to a protective order or other similar arrangement for confidentiality.

Section 17.11 Independent Contractors. The Parties are independent contractors. Nothing contained herein shall be deemed to create an association, joint venture, partnership or principal/agent relationship between the Parties hereto or to impose any partnership obligation or liability on either Party. Neither Party shall have any right, power or authority to enter into any agreement or commitment, act on behalf of, or otherwise bind the other Party in any way.

Section 17.12 Third Parties. This Agreement is intended solely for the benefit of the Parties. Nothing in this Agreement shall be construed to create any duty or liability to, or standard of care with reference to, any other Person.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate originals as of the date first written above.

THE PROCTER & GAMBLE PAPER PRODUCTS COMPANY

By:	/s/ Richard A. Hughes
Name:	Richard A. Hughes
Title:	Vice President, Global Purchases

LIMA ENERGY COMPANY

By:	/s/ Dwight N. Lockwood
Name:	Dwight N. Lockwood
Title:	Secretary

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